Exhibit 99.1

Rimage Reports First Quarter Operating Results

$8 Million Retail Order Received for Shipment in Second and Third Quarters

Minneapolis, MN—April 30, 2007—Rimage Corporation (Nasdaq: RIMG) today reported sales of $21,526,000 for the first quarter of 2007 ended March 31, compared to $22,637,000 in the year-earlier quarter. First quarter earnings were $2,122,000 or $0.20 per diluted share, up from $1,634,000 or $0.16 per diluted share in the same period of 2006. Sales and earnings were consistent with the previously issued financial guidance for this period.

Following the close of the first quarter, Rimage received an order totaling approximately $8.0 million for disc publishing systems and related maintenance contracts from a major national retailer. The schedule for shipments and installations is still being developed. The on-demand publishing of photos on discs will be the initial application for these systems, but this equipment is capable of supporting multiple retail applications.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “The first quarter is typically our weakest sales period in any given year. Despite the softness in our first quarter sales, earnings were at the high end of our forecasted range due to an increase in the gross margin and a reduction in operating expenses. Our gross margin benefited from a shift in our sales mix toward high-end systems within Rimage’s Producer line, while the decline in total operating expenses was achieved despite incurring approximately $500,000 related to the North American and European implementation of our new SAP-based enterprise resource planning (ERP) system. This initial implementation has been successfully completed and we are now evaluating additional modules to support our sales and marketing efforts.”

Aldrich continued: “The $8.0 million order that we recently received marks another step in our retail rollout. The pace of our retail rollouts will continue to be uneven and dependent upon the schedules of our customers, but we believe that retail applications, including photography, video and music, should be one of Rimage’s primary growth drivers during the next several years. We expect to make additional progress in the retail marketplace over the balance of 2007. At the same time, we are optimistic about our prospects in our other targeted markets, including medical imaging and business services. Given all of these factors, we continue to believe that 2007 should be a good year for Rimage.”

Financial Highlights

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 2% in the first quarter of 2007 and accounted for 51% of sales, compared to 48% in the first quarter of 2006. The growth of consumable supplies has been generated by strategic efforts to capitalize upon the expansion of Rimage’s installed base of CD/DVD publishing systems in retail and other applications.

International sales increased 3% in the first quarter and accounted for 41% of total sales, compared to 38% in the year-earlier period. Europe continued to generate the majority of international sales, but sales in Asian markets increased 34% in the first quarter, reflecting intensified sales efforts in this region. Currency effects increased worldwide sales by 3% in the first quarter of 2007.

Cash and investments rose to $83.5 million at the end of the first quarter, up from $77.4 million at December 31, 2006 and $66.2 million at the end of the first quarter of 2006. Stockholders’ equity increased to $100.3 million at March 31, 2007, up from $95.5 million at December 31, 2006 and $80.3 million at the end of last year’s first quarter.

For the second quarter of 2007 ending June 30, Rimage is forecasting earnings of $0.25 to $0.30 per diluted share on revenues of $25.0 to $27.0 million.

About Rimage

Rimage Corporation is the world’s leading provider of CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including digital photography, medical imaging and financial institutions. Visit our web site at www.rimage.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s plans and future performance. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other documents filed with the Securities and Exchange Commission.

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RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended March 31,
	2007	2006
Revenues	$21,526	$22,637
Cost of Revenues	11,778	12,964
Gross Profit	9,748	9,673
Operating Expenses:
Research and Development	1,590	1,576
Selling, General and Administrative	5,828	6,123
Total Operating Expenses	7,418	7,699
Operating Income	2,330	1,974
Other Income, Net	829	621
Income Before Income Taxes	3,159	2,595
Income Tax Expense	1,037	961
Net Income	2,122	1,634

Net Income Per Basic Share	$.21	$.17

Net Income Per Diluted Share	$.20	$.16
Basic Weighted Average Shares Outstanding	9,979	9,685
Diluted Weighted Average Shares Outstanding	10,494	10,331

Consolidated Balance Sheet Information:

	Balance As Of
	March 31, 2007	December 31, 2006
	(Unaudited)
Cash and Marketable Securities	$53,857	$38,766
Accounts Receivable	16,003	21,697
Inventories	7,301	6,072
Total Current Assets	81,328	70,116
Property and Equipment, Net	3,714	3,626
Marketable Securities – Non-Current	29,655	38,594
Total Assets	114,775	112,359
Current Liabilities	13,519	16,163
Stockholders’ Equity	100,338	95,476

For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO Robert M. Wolf, CFO Rimage Corporation 952/944-8144	Richard G. Cinquina Equity Market Partners 904/415-1415

Conference Call and Replay

Rimage Corporation will review its first quarter operating results in a conference call at 4:30 PM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call can be heard through May 7, 2007 by dialing 1-303-590-3000 and providing the 11088323 confirmation code.